Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact: Michael O. Banks — 570-200-1340
PENN MILLERS REPORTS ON FIRST QUARTER RESULTS ENDED MARCH 31, 2011
AND ON THE EFFECT OF RECENT STORM ACTIVITY ON SECOND QUARTER RESULTS
Wilkes-Barre, Pennsylvania, (Business Wire) May 12, 2011 — Penn Millers Holding Corporation (NASDAQ: PMIC) (“Penn Millers” or “the Company”) reported today its financial results for the first quarter ended March 31, 2011. For the three months ended March 31, 2011, Penn Millers reported net income of $1.9 million, or $0.42 per share on a diluted basis, compared to a net loss of $0.2 million, or $0.05 per share on a diluted basis, for the first quarter of 2010. Key highlights for the quarter are:
•
Total revenues for the first quarter of 2011 were $19.2 million compared to $19.1 million for the same quarter in 2010. The increase resulted primarily from a higher level of realized investment gains, which were offset by lower investment income and lower net premiums earned.

•	Investment income continues to be impacted by declining investment yields in this low interest rate environment.
•
Net premiums written for the first quarter of 2011 were lower compared to the first quarter of 2010 by $0.4 million due to a $1.0 million decrease in the Commercial Business segment, which resulted from the financial underwriting and pricing actions being taken on the Solutions product. This decrease was partly offset by a $0.6 million increase in the Agribusiness segment’s net premiums written.

•	The combined ratio for the first quarter of 2011 was 100.2%, compared to113.6% for the first quarter of 2010.
•
The Company’s Agribusiness segment was the primary driver behind the improved results with a combined ratio of 81.9% for the quarter, compared to 104.4% for the prior year quarter. The combined ratio for the Commercial Business segment increased from 133.1% in 2010 to 137.6% in 2011.

•
The loss ratios improved in both segments and were primarily driven by favorable development on prior year claims and a lower level of weather related incurred losses. Despite the lower level of weather losses in 2011 compared to 2010, the Commercial Business segment still experienced a relatively high level of catastrophe losses that represented 11 loss ratio points in the current quarter.

•	Book value per share increased by $0.23 per share compared to December 31, 2010, and was $21.08 per share at March 31, 2011.
•	Shareholders’ equity increased from $93.0 million at December 31, 2010 to $94.3 million at March 31, 2011, primarily as a result of the net income for the quarter.
The Company also reported today that the recent storm activity in the month of April will adversely affect its financial results for the second quarter of 2011. The losses resulted from five separate catastrophe events that occurred during the month of April and primarily affected policyholders in the Company’s Agribusiness segment in the Midwestern and Southeastern United States.

Douglas A. Gaudet, President and Chief Executive Officer, commented on the impact of the storms, “The devastating storms that swept across the country during April cut a wide swath of destruction and have impacted Penn Millers policyholders in at least 13 states. At this time, our claims teams are working very hard to assist our policyholders and our first priority is to ensure that their businesses continue operating as smoothly as possible. It will take some time to determine reliable estimates of the total losses, but we expect that they will exceed a typical second quarter for us. Over the past five years, we have averaged about 13 loss ratio points from catastrophe losses in the second quarter. At this time, we don’t expect the losses from these storms to reach the same level as the catastrophe losses we experienced in the second quarter of 2010 when we incurred a catastrophe loss ratio of about 29 percentage points.”
Mr. Gaudet further commented, “Penn Millers’ share price has increased over 75% since our initial public offering in October of 2009. The board and management are focused on continuing to create value and act in the best interest of our shareholders. We consider these first quarter results a sign of progress towards these long term goals.”
Penn Millers management will host an investor conference call and webcast on May 13, 2011 at 10:00 a.m. Eastern Time to discuss first quarter 2011 results. Registration for the event can be accessed via the Company’s website at www.pennmillers.com located under Investor News. The conference call will be available for replay through May 27, 2011 through the Company’s website, www.pennmillers.com.
The Company provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 33 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Financial Highlights

	Three Months Ended
	March 31,
	2011	2010

U.S. GAAP ratios:
Loss and loss adjustment expense ratio	60.7%	78.4%
Underwriting expense ratio	39.5%	35.2%

Combined ratio	100.2%	113.6%

Return on average shareholders’ equity (1)	8.4%	-1.0%

Basic earnings (loss) per share	$0.43	$(0.05)

Diluted earnings (loss) per share	$0.42	$(0.05)

Net book value per share	$21.08	$21.33

(1)	Return on average shareholders’ equity is annualized.

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(Dollars in thousands, except share data)

	March 31,	December 31,
	2011	2010
Assets	(Unaudited)

Investments:
Fixed maturities:
Available for sale, at fair value (amortized cost $158,905 in 2011 and $158,193 in 2010)	$162,328	162,771
Equity Securities:
Available for sale, at fair value (cost $11,080 in 2011 and $10,885 in 2010)	11,270	10,874
Cash and cash equivalents	8,660	6,510
Premiums and fees receivable	26,993	28,394
Reinsurance receivables and recoverables	19,545	24,912
Deferred policy acquisition costs	9,683	9,735
Prepaid reinsurance premiums	4,155	4,320
Accrued investment income	1,538	1,621
Property and equipment, net of accumulated depreciation	3,273	3,323
Income taxes receivable	939	1,253
Other	1,405	1,008

Total assets	$249,789	254,721

Liabilities and Shareholders’ Equity

Liabilities:
Losses and loss adjustment expense reserves	$105,785	109,973
Unearned premiums	41,688	42,807
Accounts payable and accrued expenses	7,977	8,913

Total liabilities	155,450	161,693

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value, authorized 10,000,000; issued 2011, 5,444,022 and 2010, 5,444,022; outstanding 2011, 4,475,631 shares and 2010, 4,462,131 shares	54	54
Additional paid-in capital	51,271	51,068
Accumulated other comprehensive income	1,121	2,054
Retained earnings	52,899	50,993
Unearned ESOP, 463,499 and 476,999 shares	(4,635)	(4,770)
Treasury stock, at cost, 504,892 and 504,892 shares	(6,371)	(6,371)

Total shareholders’ equity	94,339	93,028

Total liabilities and shareholders’ equity	$249,789	254,721

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
Three Months Ended March 31, 2011 and 2010
(Dollars in thousands, except share data)

	2011	2010
Revenues:
Premiums earned	$16,914	17,056
Investment income, net of investment expense	1,441	1,572
Realized investment gains, net:
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	788	372

Total realized investment gains, net	788	372

Other income	86	92

Total revenues	19,229	19,092

Losses and expenses:
Losses and loss adjustment expenses	10,273	13,372
Amortization of deferred policy acquisition costs	4,775	4,877
Underwriting and administrative expenses	1,900	1,119
Interest expense	15	—
Other expense, net	46	33

Total losses and expenses	17,009	19,401

Income (loss) before income taxes	2,220	(309)
Income tax expense (benefit)	314	(67)

Net income (loss)	$1,906	(242)

Earnings per share:
Basic net income (loss) per common share	$0.43	(0.05)

Diluted net income (loss) per common share	$0.42	(0.05)

Reconciliation of non-GAAP Measures
The Company uses a non-GAAP financial measure called “operating income (loss)” which excludes realized investment gains or losses. Management believes this is useful to investors because investment gains and losses could distort the analysis of insurance operating trends. While these measures are utilized by investors to evaluate performance, they are not a substitute for the U.S. GAAP financial measure of “net income (loss).” Therefore, a reconciliation of these non-GAAP financial measures to the U.S. GAAP financial measure of “net income (loss)” is provided below:

	Three Months Ended
	March 31,
	2011	2010
	(dollars in thousands)
Operating income (loss)	$1,386	(488)
Net realized investment gains, net of income taxes	520	246

Net income (loss)	$1,906	(242)